UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, Noble International, Ltd. (the “Company”) entered into an Accommodation Agreement (the “Accommodation Agreement”) with the Customers on April 15, 2009, whereby the Customers agreed to expedite payment of amounts owed to the Company, to refrain from resourcing their purchases of certain roll-formed products to other suppliers and to cooperate with the Company’s efforts to sell its roll-forming operations. The Accommodation Agreement expired on May 31, 2009.

On June 10, 2009, the Company and the Customers executed an amendment to the Accommodation Agreement effective as of June 1, 2009 (the “Amendment”). Pursuant to the Amendment, the accommodations with respect to the Company’s roll-forming operations have been extended until the earlier of June 30, 2009, completion of the Customers’ resourcing of the roll forming business or the occurrence of an event of default. The Customers have also agreed not to mandate that their suppliers resource purchases relating to the Company’s Spring Lake, Michigan facility until after June 30, 2009. In addition, the Customers will not resource purchases relating to the Company’s Quertero and Puebla, Mexico operations (the “Mexican Operations”) in order to allow the Company to consummate a sale of the Mexican Operations, provided that a purchase agreement for the Mexican Operations is executed by June 30, 2009 and a sale of the Mexican Operations is consummated by July 31, 2009.

On June 10, 2009, the Company executed an agreement (the “Agreement”) with Multimatic Inc. (“Multimatic”), pursuant to which Multimatic will purchase assets relating to operation of the Company’s Butler, Indiana facility for $1.66 million. Multimatic will also purchase existing finished goods, work-in-process and raw materials at cost. Conditions to Multimatic’s obligations under the Agreement include completion of a satisfactory due diligence review, entry of a sale order by the U.S. Bankruptcy Court of the Eastern District of Michigan (the “Sale Order”) and the receipt of certain third party consents and approvals. If the Sale Order is not received by June 18, 2009, and all other conditions are not satisfied prior to the hearing on the Sale Order, then the Agreement shall terminate with neither party having any rights, liabilities or claims against the other.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Richard P. McCracken
Richard P. McCracken
Chief Executive Officer

June 16, 2009